                        PRESS RELEASE
9 Meters Biopharma, Inc. Presents Pharmacokinetic Data from Phase 1b/2a Study with Vurolenatide, Currently in Phase 2 for Short Bowel Syndrome,
at the American College of Gastroenterology (ACG)
2021 Annual Scientific Meeting

–Vurolenatide’s half-life is consistent with twice-monthly dosing –
– Top-line results from the ongoing Phase 2 VIBRANT trial on track to be reported before year’s end –

RALEIGH, NC / ACCESSWIRE / October 26, 2021 / 9 Meters Biopharma, Inc. (NASDAQ: NMTR), a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases by studying unique GI biology, today presented pharmacokinetic data on its drug candidate vurolenatide, a proprietary long-acting glucagon-like peptide-1 (GLP-1) agonist in development for short bowel syndrome (SBS), at the American College of Gastroenterology (ACG) 2021 Annual Scientific Meeting, being held in Las Vegas, Nevada through October 27, 2021. The data were sourced from the Phase 1b/2a clinical trial of vurolenatide in SBS patients (NCT04379856) that had initial top-line results reported in December 2020 and were highlighted in a poster presented by the company’s chief medical officer, Patrick H. Griffin, M.D.

“We are pleased to present pharmacokinetics consistent with vurolenatide’s expected half-life, which suggests that a dosing frequency of twice monthly or less—a substantially less burdensome dosing interval for SBS patients than existing pharmaceutical options—will be sufficient to sustain vurolenatide’s target concentration in the therapeutic range,” said Dr. Griffin. “We believe vurolenatide may offer a simplified regimen for SBS patients, having demonstrated rapid onset and clinically meaningful improvements in total stool output in studies to date. Further, we anticipate that vurolenatide’s purported mechanism of action stands to show benefit in patients with any post-surgical type of SBS.”

Details from the presentation are highlighted below.

Presentation Details:
Title: The Pharmacokinetics of Vurolenatide, a Long-Acting GLP-1 Analogue, in Patients with Short Bowel Syndrome
Poster number: P3006
Presenter: Patrick H. Griffin, M.D., chief medical officer of 9 Meters Biopharma, Inc.
Presentation date: Tuesday, October 26, 2021
Presentation time: 10:30 a.m. – 4:15 p.m. PT

About Vurolenatide (formerly NM-002)
Vurolenatide, a novel chemical entity, is a long-acting injectable GLP-1 receptor agonist that utilizes proprietary XTEN® technology to extend its circulating half-life. Vurolenatide has been shown to improve gastric motility in multiple post-surgical phenotypes of SBS patients by slowing digestive transit time. This mechanism is intended to improve intestinal absorption of nutrients and water and reduce diarrhea for all patients regardless of parenteral support requirements. In late 2020, 9 Meters announced positive topline data from its Phase 1b/2a study in adult SBS patients, and in Q2 2021, 9 Meters initiated the largest placebo-controlled Phase 2 trial in SBS in an ambulatory setting, which includes patients with all post-surgical phenotypes of SBS regardless of their parenteral support requirements. An FDA meeting communication conducted in Q1 2021 supports utilizing total stool output (TSO) as the primary efficacy outcome measure in the Company's ongoing vurolenatide Phase 2 study.

                        PRESS RELEASE
About Short Bowel Syndrome
According to the National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK), SBS is a rare syndrome related to poor absorption of nutrients due to at least half of the small intestine, and sometimes all or part of the large intestine, being removed; significant damage to the small intestine; or poor motility, or movement inside of the intestines. The incidence of SBS is not precisely known but is estimated at about 5 to 10 patients per million people per year. In adults, the incidence of SBS requiring at-home parenteral nutrition is estimated at two adult patients per million people per year. Pharmacologic therapies for SBS include trophic factors, such as short-acting daily injectable GLP-2 analogues, which may not be appropriate for all patient types.

About 9 Meters Biopharma
9 Meters Biopharma, Inc. is a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases by studying unique GI biology. The Company is advancing vurolenatide, a proprietary Phase 2 long-acting GLP-1 agonist, for short bowel syndrome (SBS); larazotide, a Phase 3 tight junction regulator in non-responsive celiac disease; and several other early-stage assets.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

Forward-looking Statements
This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; reliance on collaborators; and risks associated with acquiring and developing additional compounds. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended June 30, 2021, and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate Contacts:
Edward J. Sitar
Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

                        PRESS RELEASE
Media Contact:
Veronica Eames
LifeSci Communications, LLC
veames@lifescicomms.com
203-942-4626

Investor Contact:
Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577